Exhibit 99.1

December 13, 2012

Cytori Therapeutics Proposes Public Offering of Common Stock

SAN DIEGO –Cytori Therapeutics, Inc. (NASDAQ: CYTX) today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. Cytori also expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any. All of the shares in the offering are to be sold by Cytori.

Lazard Capital Markets LLC is acting as the sole book-running manager of the offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC on May 9, 2011. A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the preliminary prospectus supplement relating to these securities may also be obtained from the offices of Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Cytori Therapeutics

Cytori Therapeutics, Inc. is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and repair soft tissue defects. Our scientific data suggest ADRCs improve blood flow, moderate the immune response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® system product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect Cytori’s future operating results and financial position. Such statements, including, but not limited to, those regarding statements about Cytori’s expectations regarding its fundraising efforts, including the closing of the public offering and the underwriter’s exercise of its over-allotment option, involve known and unknown risks that relate to Cytori’s future events or future financial performance and the actual results could differ materially from those discussed in this communication. Risks and uncertainties that may cause Cytori’s actual results to differ materially from those discussed in this communication can be found in the “Risk Factors” section of Cytori’s Form 10-K, Forms 10-Q and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and Cytori assumes no responsibility to update or revise any forward-looking statements contained in this communication to reflect events, trends or circumstances after the date of this communication.

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Contacts:
Investors	Media
Tom Baker	Megan McCormick
+1.858.875.5258	+1.858.875.5279
tbaker@cytori.com	mmccormick@cytori.com

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